    Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

CALGON CARBON AWARDED MONTREAL UV CONTRACT

PITTSBURGH, PA - May 7, 2008 - Calgon Carbon Corporation (NYSE: CCC) announced today that it has been selected by the City of Montreal to supply Sentinel® UV Disinfection Systems (Sentinel® Systems) at three of its drinking water production plants. The contract is valued at approximately $8.8-million CAD.

The City of Montreal has chosen to install Sentinel® Systems at its Pierrefonds, Atwater, and Charles Des Baillets drinking water production plants as part of major improvements to increase protection against surface water pathogens. When installed, the Sentinel® Systems will treat up to 780 million gallons of drinking water per day.

A total of 28 Sentinel® 48 UV reactors will be installed beginning in late 2008.  The Sentinel® 48 is capable of treating up to 40 million gallons of water per day per reactor and has been third-party validated in accordance with the U.S. Environmental Protection Agencies UV Disinfection Guidance Manual.  Calgon Carbon’s rigorous validation process supports Montreal’s goal to provide safe drinking water to their customers and to comply with regulations for the control of Cryptosporidium, Giardia, and other waterborne organisms.

Commenting on the announcement, James Sullivan, Calgon Carbon’s vice president of UV Technologies and Business Development said, “We are pleased to have been selected to supply our Sentinel® disinfection systems to the City of Montreal. This award represents Montreal’s confidence in ultraviolet technologies and confirms Calgon Carbon’s leadership position in the growing UV disinfection market.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document may contain certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

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